Exhibit 19.1

EDESA BIOTECH, INC.

INSIDER TRADING POLICY

As Amended and Restated by the Board on December 12, 2024

The following Insider Trading Policy (“Policy”) has been approved by the Board of Directors (the “Board”) of EDESA BIOTECH, INC. (together with its subsidiaries, the “Company”).

1.	PURPOSE OF THE POLICY.

This Policy provides guidelines with respect to transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which the Company does business. The Board has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2.	TRANSACTIONS SUBJECT TO THE POLICY.

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common shares, options to purchase common shares, or any other type of securities that the Company may issue, including (but not limited to) preferred shares, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. For purposes of this Policy, gifts or other transfers to Family Members (as defined below) or Controlled Entities (as defined below), whether for estate planning or otherwise, or to charities or other third parties, are subject to the requirements and restrictions outlined in this Policy and require pre-clearance in accordance with the “Pre-Clearance Procedures” section of this Policy.

Definition of Material Information. U.S. and Canadian securities laws prohibit “insider trading” and impose restrictions on the trading of shares or other securities issued by the Company by individuals who are in possession of undisclosed “Material Information” relating to the Company. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s share price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;

•	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•	A pending or proposed merger, acquisition, tender offer, joint venture, divestiture or leveraged buy-out;

•	A pending or proposed acquisition or disposition of a significant asset;

•	A pending or proposed joint venture;

•	Determination of significant research or clinical results;

•	Clinical development milestones;

•	Public offerings or private sales of debt or equity securities;

•	A Company restructuring;

•	Certain related party transactions;

•	A change in dividend policy, the declaration of a share split, or an offering of additional securities;

•	Bank borrowings or other financing transactions out of the ordinary course;

•	The establishment of a repurchase program for Company Securities;

•	A change in management;

•	Labor disputes, including strikes or lockouts;

•	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•	A change in accounting method;

•	Launch of a significant new product, process, or service;

•	Pending or threatened significant litigation, or the resolution of such litigation;

•	Criminal indictments or material civil litigation or government investigation;

•	Cybersecurity risks and incidents;

•	Impending bankruptcy or the existence of severe liquidity problems;

•	The gain or loss of a significant customer or supplier, or obtaining or losing important contracts;

•	Significant disputes with major suppliers or customers; or

•	The imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the appropriate regulatory body that are available on the Securities and Exchange Commission (“SEC”) website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated (such as to a national wire service through a press release, or an SEC filing), it is still necessary to afford the investing public with sufficient time to absorb the information. While there are no formal rules around what is a sufficient period of time, this generally means two full trading days after the information was widely disclosed. For purposes of clarity, in the event that the Company releases information prior to the opening of trading on a particular trading day, that day shall be deemed the first trading day for purposes of this policy. If, for example, the Company releases information prior to the opening of trading on a Tuesday morning that is otherwise a normal trading day, insiders should not effect trades in Company Securities until after the close of trading on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Information.

The purpose of this Policy is to ensure that persons having knowledge of Material Information not generally disclosed to the public, or “Inside Information,” do not take advantage of such information through trading in Company Securities or in the securities of other companies with which the Company does business. This Policy is also intended to ensure that the Company’s directors, officers and employees act, and are perceived to act, in accordance with applicable laws and the highest standards of ethical and professional behavior. This Policy is not intended to provide an in-depth legal analysis of insider trading rules but rather to serve as a guideline for the purpose of limiting the possibility of illegal or inappropriate use of Inside Information regarding the Company. The onus of complying with this Policy and the relevant insider trading and other securities legislation lies with each individual director, officer and employee of the Company and its subsidiaries, each of whom is expected to be familiar with this Policy and applicable securities legislation and to comply fully with them. An employee who violates this Policy may face disciplinary action up to and including termination of his or her employment. A breach of this Policy may also violate certain securities laws.

3.	PERSONS SUBJECT TO THE POLICY.

This Policy applies to all directors, officers and employees of the Company and of its affiliates (including subsidiaries), and to any other person who may be in possession of, or have access to Inside Information regarding the Company. For the purposes of this Policy, the term “employee” includes all permanent, contract, secondment and temporary agency employees who are on long-term assignments with the Company, as well as to consultants to the Company. The Compliance Officer may also designate, from time to time, other persons who may be subject to this Policy. This Policy also applies to Family Members and Controlled Entities.

4.	ADMINISTRATION OF THE POLICY.

The Chief Financial Officer shall serve as the Compliance Officer for the purposes of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

5.	STATEMENT OF POLICY.

It is the policy of the Company that no director, officer or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of Inside Information relating to the Company may, directly, or indirectly through other persons (including, but not limited to, Family Members or Controlled Entities):

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy;

2.	Recommend the purchase or sale of any Company Securities;

3.

Disclose Inside Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of Material Information about a company (1) with which the Company does business, including a customer or supplier of the Company or (2) that is involved in a potential transaction or business relationship with Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as set forth in Section 6 below, and as otherwise specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

6.	CERTAIN EXCEPTIONS

This Policy does not apply to the following transactions, except as specifically noted:

Share Option Exercises. This Policy does not apply to the exercise of any employee share option acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Share Unit Awards. This Policy does not apply to the vesting or settlement of restricted share units, or of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted share unit. However, this Policy does apply to any market sale of shares you receive once the restricted share unit has vested and/or settled.

Transactions with the Company. This Policy does not apply to the purchase of Company Securities from the Company or the sale of Company Securities to the Company.

Any exceptions to the Policy may only be made by advance written approval of each of: (i) the Compliance Officer and (ii) the Chairman of the Audit Committee of the Board. Any such exceptions shall be immediately reported to the remaining members of the Board.

7.	TRADING PROCEDURES FOR DIRECTORS, OFFICERS AND EMPLOYEES.

In order to prevent insider trading violations, the following procedures must be followed by all directors, officers, employees, of the Company or any of its affiliates (including subsidiaries), and any other person designated by this Policy or by the Compliance Officer as subject to this Policy:

(a)    General Prohibition Against Using Undisclosed Material Information: All directors, officers and employees of the Company who have knowledge of Inside Information relating to the Company or its business are expressly prohibited from buying or selling, exercising options to buy or sell or “tipping” someone else to buy or sell (or not to buy or sell), Company Securities unless and until such information has been publicly disclosed and disseminated. If this Inside Information relates to any other company with which the Company is negotiating or doing business, you may not trade in the securities of such company on the basis of such information, nor may you communicate such information to others.

(b)    Family Members and Others: This prohibition applies to family members who reside with you (including, but not limited to, a spouse, a child, a child away at college, stepchildren, grandchildren, aunt, uncle, niece, nephew, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

(c)    Transactions by Entities that You Influence or Control: This Policy applies to any entities that you influence or control, or where you or a Family Member are a beneficiary, including any corporations, partnerships, retirement plans or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

(d)    Prohibition Against Buying and Selling Company Common Shares Within a Six-Month Period. Purchases and sales (or sales and purchases) of Company common shares occurring in any six-month period in which a mathematical profit is realized result in “short-swing profits.” The prohibition against short-swing profits is found in Section 16 of the Securities Exchange Act of 1934, as amended. Section 16 was drafted as a prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each executive officer, director and 10% shareholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s common shares and any subsequent changes in such ownership. The Sarbanes-Oxley Act of 2002 requires officers and directors (“insiders”) who must report transactions on Form 4 to do so by the end of the second business day following the transaction date. Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e. six- month) period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the common shares. This approach sometimes has been called the “lowest price in, highest price out” rule and can result in a realization of “profits” for Section 16 purposes even when the insider has suffered a net loss on his or her trades. Each insider is personally responsible for complying with the provisions of Section 16, and failure by an insider to comply strictly with his or her reporting requirements will result in an obligation by the Company to publicly disclose such failure. Moreover, Congress has granted the SEC the authority to seek monetary court-imposed fines on insiders who fail to timely comply with their reporting obligations. An insider must disclose his or her holdings at the time he or she attains insider status and must disclose all subsequent changes in such holdings during the time the individual is an insider (and, in certain circumstances, for up to six months after the individual ceases to be an insider). Penalties for failure to timely file may range from $5,000 to $100,000 per violation. Moreover, if the SEC obtains a cease-and-desist order prohibiting future violations of the reporting requirements under Section 16, each day that a filing is late may be treated as a separate offense, thereby multiplying the penalty amount by the number of days that the form is delinquent.

(e)    Pre-Clearance Procedures: All persons who are subject to this Policy, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre- clearance of the transaction from the Compliance Officer. A request for pre-clearance must be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Inside Information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months for purposes of the Section 16 analysis discussed above. The requestor should also be prepared to comply with Rule 144 of the U.S. Securities and Exchange Commission and file Form 144, if necessary, at the time of any sale.

Approvals are effective for five (5) business days after receipt of written approval (if such approval is not otherwise rescinded) and the Trade must be completed within this period (or a new approval must be obtained). Once a blackout period (as defined below) begins, any approval for trades that were previously pre-cleared are automatically rescinded and all pending pre-clearance requests are automatically deemed denied.

(f)    Blackout Periods: All persons subject this Policy who have access to Inside Information relating to the Company or its business in the normal performance of their duties are subject to “blackout periods” during which they will be prohibited from trading in Company Securities. A blackout period will normally be instituted by the Chief Executive Officer, Compliance Officer, or other designated Company spokesperson through a communication, in most instances by email, to those affected. Once notified of the existence of a blackout period, except as noted above, you and your Family Members or Controlled Entities may not trade in Company Securities until you have been notified that the blackout period has been terminated. All persons subject this Policy who are made aware of a “blackout period” are prohibited from “tipping” internally or externally to anyone else that the Company is subject to a “blackout period.” Exceptions to the prohibition against trading during “blackout periods” may only be made with the prior approval of the Compliance Officer after consultation with legal counsel, and after determination that the person making the request does not possess any Inside Information. Although the Company may from time to time impose a blackout period because of developments, known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

(g)    Quarterly Trading Restrictions: Except as otherwise provided in this Policy and subject to blackout periods, persons subject to this Policy, as well as their Family Members or Controlled Entities, may only conduct any transactions involving the Company’s Securities during an “Open Trading Window”. For purposes of this Policy, an Open Trading Window will commence at the close of trading on the first full trading day following the public disclosure of the Company’s financial results for a particular fiscal quarter or year, as applicable, and end at the close of trading on the last day of each fiscal quarter or year, as applicable. For example, with respect to the release of financial results for the Company’s second fiscal quarter, the Open Trading Window would start at the close of trading on the first full trading day following the public release of the Company’s second quarter financial results and end at the close of trading on June 30. For the Company’s fiscal year end release of financial results, the Open Trading Window would start at the close of trading on the first full trading day following the release of the Company’s fiscal year financial results and end at the close of trading on December 31. For purposes of clarity, in the event that the Company releases its financial results for a particular fiscal quarter or year prior to the opening of trading on a particular trading day, that day shall be deemed the first full trading day for purposes of this Policy. For example, if the Company releases its financial results for a particular fiscal quarter or year prior to the opening of trading on a Tuesday morning that is otherwise a normal trading day, the Open Trading Window would start at the close of trading on that day.

(h)    Trading In General: No director, officer or employee of the Company, as well as their Family Members or Controlled Entities, shall trade in securities of the Company without first checking with the Chief Executive Officer or Compliance Officer to see if a blackout period is in effect. Trading in the Company’s securities during the Open Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

Notwithstanding the general rules set forth in this Section 7, insiders may trade outside of the Open Trading Window provided that such trades are made pursuant to an approved pre-established plan, which alternative is discussed below.

(i)    Rule 10b-1 Plans: Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense, under certain conditions, against allegations that an insider traded in Company Securities while aware of material nonpublic information. Among other things, Rule 10b5-1 requires the use of a contract, instruction or plan that meets certain conditions specified in Rule 10b5-1 (a “10b5-1 Plan”). Persons subject to this Policy are permitted to enter into a 10b5-1 Plan only during an Open Trading Window and when they are not aware of Inside Information about the Company. Pre-clearance is required prior to entry into a 10b5-1 Plan, termination of a 10b5-1 Plan, or a modification of a 10b5-1 Plan. A copy of a 10b5-1 Plan must be submitted to the Compliance Officer for review and pre-clearance at least three business days prior to the anticipated entry into a 10b5-1 Plan. The 10b5-1 Plan document must be reviewed and pre-cleared by the Compliance Officer prior to being signed. The Company has discretion to refuse approval of any 10b5-1 Plan document for any reason and need not provide any reason for such refusal. Once a 10b5-1 Plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of any trade. The 10b5-1 Plan must include a cooling-off period consistent with applicable SEC rules before trading can commence.

(j)    Prohibitions Against Certain Transactions.

(1)

Prohibition on Short Sales. Neither you, your Family Members nor your Controlled Entities may sell any Company Securities that are not owned by such person at the time of the sale (a “short sale”) including a “sale against the box” (a sale with delayed delivery).

(2)

Trading in Standardized Options. An “option” is the right either to buy or sell a specified amount or value of a particular underlying interest at a fixed exercise price by exercising the option before its specified expiration date. An option which gives a right to buy is a “call” option, and an option which gives a right to sell is a “put” option. Standardized options (which are so labeled as a result of their standardized terms) offer the opportunity to invest using substantial leverage and therefore lend themselves to significant potential for abusive trading on material inside information. Standardized options also expire soon after issuance and thus necessarily involve short-term speculation, even where the date of expiration of the option makes the option exempt from certain SEC restrictions.

The writing of a call or the acquisition of a put also involves a “bet against the company” and therefore presents a clear conflict of interest for you. As a result, neither you, your Family Members nor Controlled Entities may trade in standardized options relating to Company Securities at any time.

(3)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow “insiders” to lock in much of the value of his or her stockholdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow “insiders” to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the “insiders” may no longer have the same objectives as the Company’s other shareholders. Therefore, neither you, your Family Members nor your Controlled Entities may engage in any such transactions.

(4)

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged or hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, neither you, your Family Members nor your Controlled Entities may hold Company Securities in a margin account or pledge Company Securities as collateral for a loan unless such transaction has been pre-approved by the Compliance Officer.

8.	MAINTAINING CONFIDENTIALITY.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Inside Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity whose transactions are subject to this Policy also comply with this Policy. Any director, officer or employee privy to Inside Information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Communication by e-mail leaves a physical track of its passage that may be subject to later decryption attempts. All Inside Information being transmitted over the Internet must be secured by the strongest encryption and validation methods reasonably available. When possible, efforts should be made to avoid using e-mail to transmit Inside Information.

Outside parties privy to Inside Information concerning the Company will be told that they must not divulge such information to anyone else, other than in the necessary course of business and that they may not trade in Company Securities until the information is publicly disclosed. Such outside parties will confirm their commitment to non-disclosure in the form of a written confidentiality agreement.

In order to prevent the misuse or inadvertent disclosure of Inside Information, the procedures set forth below should be observed at all times:

(a)    Documents and files containing Inside Information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary.

(b)    Confidential matters should not be disclosed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

(c)    Confidential documents should not be read or displayed in public places and should not be discarded in a manner that others can retrieve them.

(d)    Directors, officers and employees must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office.

(e)    Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

(f)    Unnecessary copying of confidential documents should be avoided and documents containing Inside Information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

(g)    Access to confidential electronic data should be restricted through the use of passwords.

9.	POST TERMINATION TRANSACTIONS.

This Policy continues to apply to any and all transactions in Company Securities following termination of your employment or other services to the Company. If you are in possession of material nonpublic information when you are terminated, you may not trade in Company Securities until that information has become public or is no longer material. The Pre-Clearance Procedures in this Policy, however, will cease to apply to transactions in Company Securities upon the expiration of any blackout period applicable at the time of the termination of your employment or other service.

10.	CONSEQUENCES OF VIOLATIONS.

The purchase or sale of securities while in possession of Inside Information, or the disclosure of Inside Information to others who then trade in the Company’s Securities, is prohibited by federal, state and foreign securities laws. Insider trading violations are pursued vigorously by federal, state, and foreign jurisdictions, including, notably, the SEC. Insiders may be subject to penalties of up to $1,000,000 and up to ten (10) years in jail for engaging in transactions in the Company’s securities at a time when they possess Inside Information regarding the Company, regardless of whether such transactions were profitable. The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of profit gained or loss avoided by illegal insider trading. “Profit gained” or “loss avoided” generally means the difference between the purchase or sale price of the Company’s shares and its value as measured by the trading price of the shares a reasonable period after public dissemination of the nonpublic information.

Insiders may also be liable for “tipping.” The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority, Inc. all use sophisticated electronic surveillance techniques to monitor all trades and uncover insider trading.

While the regulatory authorities concentrate their efforts on the individuals who trade, or who “tip” inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an investigation by a government regulatory body that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

11.    CERTIFICATION. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

SCHEDULE “A” INSIDER TRADING POLICY

ACKNOWLEDGEMENT

The undersigned acknowledges having read the Insider Trading Policy of EDESA BIOTECH, INC. dated _____________, 2024 (the “Policy”) and agrees to comply with such Policy in all respects. The undersigned further acknowledges that all of the undersigned’s Family Members (as defined in the Policy), and all holding companies and other Controlled Entities (as defined in the Policy) of the undersigned and all persons or companies acting on behalf of or at the request of any of the foregoing are also expected to comply with the Policy.

The undersigned acknowledges that he or she will continue to comply with the Policy for as long as he or she is subject to the Policy, and that any violation of such Policy may constitute grounds for immediate suspension or dismissal.

DATED this         day of______________________, 20___.

Signature

Name (Please Print)